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Exhibit 5

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

               Telephone: (617) 573-0100 Facsimile: (617) 227-4420


                                  June 7, 1996


Cambridge NeuroScience, Inc.
One Kendall Square
Building 700
Cambridge, Massachusetts  02139

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Cambridge NeuroScience, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to an additional 500,000 shares of the Company's Common Stock, $0.001 par value (the "Shares"), offered pursuant to the provisions of the Company's 1991 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the use of our name in the Registration Statement.


                                             Very truly yours,



                                             /s/ Palmer & Dodge LLP
                                             ------------------------
                                             PALMER & DODGE LLP